Exhibit 10.26

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY OF IONQ, INC.

(Effective December 29, 2025)

Each member of the Board of Directors (the “Board”) of IonQ, Inc., a Delaware corporation (the “Company”), who is not an employee of or a consultant to the Company (each such member of the Board, an “Eligible Director”) shall receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for service on the Board. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee”).

Section 1. Cash Compensation.

(a)
Annual Cash Retainers. Each member of the Board shall receive a $150,000 annual cash retainer for service on the Board performed while an Eligible Director, as well as the following additional cash retainers for the following additional roles served, in each case expressed in annual amounts:

•
Lead Independent Director: $75,000
•
Chair of the Audit Committee: $35,000
•
Chair of the Compensation Committee: $27,500
•
Chair of the Product and Strategy Committee: $27,500
•
Chair of the Nominating and Corporate Governance Committee: $22,500
•
Member of the Audit Committee: $10,000
•
Member of the Compensation Committee: $7,500
•
Member of the Product and Strategy Committee: $7,500
•
Member of the Nominating and Corporate Governance Committee: $7,500

(b)
Non-Duplication. For clarity, the cash retainers for committee chairs shall be in lieu of and not in addition to retainers for committee members.

(c)
Payment Mechanics. Cash retainers are payable in arrears within 30 days following the last day of the calendar during which the service for which the applicable retainer is owed occurred and shall be prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All cash retainers are vested upon payment.

(d)
Equity Election. An Eligible Director may elect to convert all of his or her cash compensation pursuant to this Section 1 into a restricted stock unit award (an “RSU Award”) (each, a “Retainer Grant”) in accordance with this Section 1(d) (such election, a “Retainer Grant Election”). If an Eligible Director timely makes a Retainer Grant Election pursuant to this Section 1(d), on the first business day following the quarter to which the Retainer Grant Election applies, and without any further action by the Board or the Committee, such Eligible Director shall automatically be granted an RSU Award covering a number of shares of common stock of the Company (“Shares”) equal to (i) the aggregate amount of cash compensation otherwise payable to such Eligible Director in respect of such quarter divided by (b) the closing price per Share on the last day of such quarter (or, if such date is not a trading day, on the first trading day thereafter), rounded down to the nearest whole share. Each Retainer Grant shall be fully vested on the applicable grant date. Each Retainer Grant Election must be submitted to the Company’s Chief

Legal Officer (or such other person as he may designate) in writing not later than the last business day of the second to last month of the quarter to which the election relates, and subject to any other conditions specified by the Board or the Compensation Committee. An Eligible Director may only make a Retainer Grant Election when the Company is not in a blackout period and the Eligible Director is not aware of any material non-public information. Once a Retainer Grant Election is properly submitted, it will be in effect for the quarter to which it relates and will remain in effect for successive quarters unless and until the Eligible Director revokes it in accordance with this Section 1(d). Retainer Grant Elections may be revoked in the same manner and subject to the same notice periods as they may be made.

Section 2. Equity Compensation.

(a)
Annual Grant. On the first business day following each Annual Meeting of Stockholders of the Company (each, an “Annual Meeting”), each Eligible Director who was elected or re-elected to the Board at such Annual Meeting shall be granted an RSU Award with an aggregate grant-date fair value equal to $275,000, which shall vest in full on the earlier of (i) the day before the date of the following year’s Annual Meeting or (ii) the one-year anniversary of the grant date.

(b)
Initial Grant. On the date that each Eligible Director who is not first elected to the Board at an Annual Meeting is first elected, such Eligible Director shall be granted an RSU Award with an aggregate grant-date fair value equal to the amount obtained by multiplying $275,000 by a fraction, the numerator of which is the number of days from and including the date of such first election to the Board to and including the first anniversary of the Company’s most recent Annual Meeting and the denominator of which is 365, which RSU Award shall vest in full on the earlier of (i) the day before the date of the following year’s Annual Meeting or (ii) the one-year anniversary of the date following the most recent Annual Meeting.

(c)
Automatic Awards. All RSU Awards made pursuant to this Section 2 shall be automatic and non-discretionary (without the need for any additional corporate action by the Board or Committee).

(d)
Calculation. The number of Shares subject to each RSU Award made pursuant to this Section 2 shall be the total RSU Award value divided by the average closing price of a Share over the 22 trading days ending on the trading day before the date of grant.

(e)
Settlement of Awards. Except as set forth in Section 2(g), the Shares to be issued upon settlement of vested RSU Awards under this Section 2 shall be delivered on the applicable vesting date, or as soon as practicable thereafter, subject to the terms and conditions of the applicable form of RSU grant notice and agreement approved by the Board or Committee; provided, that such Shares shall be delivered no later than March 15 of the year following the year in which such Shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(f)
Notwithstanding anything to the contrary in this Policy and subject to the Eligible Director’s Continuous Service (as defined in the Company’s 2021 Equity Incentive Plan (the “Plan”)) through the closing of a Change in Control (as defined in the Plan), all outstanding and unvested equity awards held by such Eligible Director, whether granted under this Policy or otherwise, shall vest in full immediately prior to, but conditioned upon, the closing of such Change in Control.

(g)
Voluntary Deferral. Notwithstanding anything to the contrary in this Policy, Eligible Directors may defer settlement of RSU Awards granted under this Policy in compliance with Section 409A of the Code.

(h)
Additional Provisions. All provisions of the Plan not inconsistent with this Policy shall apply to awards granted to Eligible Directors. Eligible Directors must accept the terms of an RSU Award agreement in a form satisfactory to the Company upon to receipt of any RSU Award hereunder. All RSU Awards to Eligible Directors shall be governed by the terms of the Plan, including the requirement of Continuous Service for vesting.

Section 3. Miscellaneous Provisions.

(a)
Expenses. The Company shall reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

(b)
Compensation Limit. Notwithstanding anything to the contrary in this Policy, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Eligible Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

(c)
Refusal of Compensation. An Eligible Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company before the date cash may be paid or equity awards are to be granted, as the case may be.